Exhibit 10.1

EXECUTION VERSION

HEWITT ASSOCIATES L.L.C.

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

As of November 21, 2008

To the Holders of Notes

Named on the Signature Pages Hereto

Ladies and Gentlemen:

Each of Hewitt Associates L.L.C. (hereinafter, together with its successors and assigns, the “Company”) and Hewitt Associates, Inc. (hereinafter, together with its successors and assigns, the “Guarantor”) agrees with you as follows:

1.	PRELIMINARY STATEMENTS.

1.1.	Note Issuances, etc.

Pursuant to that certain Note Purchase Agreement dated as of March 15, 2000 (as in effect immediately prior to giving effect to the Amendments (as defined below) provided for hereby, the “Existing Note Purchase Agreement”, and as amended by this Amendment Agreement (as defined below) and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) the Company issued and sold (a) Fifteen Million Dollars ($15,000,000) in aggregate principal amount of its 7.94% Senior Notes, Series A Tranche 1 due March 30, 2007 (the “Series A, Tranche 1 Notes”), (b) Thirty Five Million Dollars ($35,000,000) in aggregate principal amount of its 8.08% Senior Notes, Series A Tranche 2 due March 30, 2012 (the “Series A, Tranche 2 Notes”), (c) Ten Million Dollars ($10,000,000) in aggregate principal amount of its 8.11% Senior Notes, Series B due June 30, 2010 (the “Series B Notes”), (d) Fifteen Million Dollars ($15,000,000) in aggregate principal amount of its 7.93% Senior Notes, Series C due June 30, 2007 (the “Series C Notes”), (e) Ten Million Dollars ($10,000,000) in aggregate principal amount of its 7.65% Senior Notes, Series D due October 15, 2005 (the “Series D Notes”) and (f) Fifteen Million Dollars ($15,000,000) in aggregate principal amount of its 7.90% Senior Notes, Series E due October 15, 2010 (the “Series E Notes”). As of the date hereof, the Series A, Tranche 2 Notes, the Series B Notes and the Series E Notes (as amended, restated or otherwise modified from time to time as of the date hereof, the “Notes”) remain outstanding. The register for the registration and transfer of the Notes indicates that the parties named in Annex 1 (the “Noteholders”) to this Third Amendment to Note Purchase Agreement (this “Amendment Agreement”) are the holders of the entire outstanding principal amount of the Notes as of the date hereof.

2.	DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement, provided that, capitalized terms used in Exhibit B to this Amendment Agreement and not otherwise defined therein have the meanings ascribed to them in the Note Purchase Agreement after giving effect to the Amendments (as defined below).

3.	AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.

Subject to Section 5 of this Amendment Agreement, each of the Noteholders, the Company and the Guarantor hereby agree to each of the amendments to the Existing Note Purchase Agreement as provided for by this Amendment Agreement and specified in Exhibit A. Such amendments are referred to herein, collectively, as the “Amendments”.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GUARANTOR.

To induce you to enter into this Amendment Agreement and to consent to the Amendments, the Company and Guarantor jointly and severally represent and warrant as follows:

4.1.	Organization, Power and Authority, etc.

Each of the Company and the Guarantor has all requisite corporate or limited liability company power and authority (as applicable) to enter into and perform its obligations under this Amendment Agreement (including, with respect to the Guarantor, its obligations under the Unconditional Guaranty (as defined in the Amendments)).

4.2.	Legal Validity.

The execution and delivery of this Amendment Agreement by the Company and the Guarantor and compliance by the Company and the Guarantor with their respective obligations hereunder and under the Note Purchase Agreement (including, without limitation, the obligations of the Guarantor under the Unconditional Guaranty): (a) are within the corporate or limited liability company powers of the Company and Guarantor (as applicable); and (b) do not violate or result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of the Company or the Guarantor under the provisions of: (i) its governing organizational documents; (ii) any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company, the Guarantor or any of their respective property; or (iii) any agreement or instrument to which the Company or the Guarantor is a party or by which the Company or the Guarantor or any of their property may be bound or any statute or other rule or regulation of any Governmental Authority applicable to the Company, Guarantor or their property.

This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

This Amendment Agreement (including, without limitation, the Unconditional Guaranty) has been duly authorized by all necessary action on the part of the Guarantor, has been executed and delivered by a duly authorized officer of the Guarantor, and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.	No Defaults.

No event or condition has occurred and exists that: (a) would constitute a Default or an Event of Default or (b) could reasonably be expected to have a Material Adverse Effect (as defined in the Existing Note Purchase Agreement).

4.4.	Litigation.

There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company or the Guarantor, threatened against or affecting the Guarantor or any Subsidiary or any property of the Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (as defined in the Note Purchase Agreement after giving effect to the Amendments).

4.5.	Disclosure.

This Amendment Agreement and the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company and/or Guarantor in connection herewith, including the annual financial statements of the Guarantor and its Subsidiaries for the fiscal year ended September 30, 2008 (the “Guarantor Financial Statements”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company or the Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company and/or the Guarantor specifically for use in connection with the transactions contemplated by the this Amendment Agreement (including the Guarantor Financial Statements).

4.6.	Additional Representations and Warranties.

The Company and the Guarantor jointly and severally make the representations and warranties that are set forth in Exhibit B to this Amendment Agreement.

5.	EFFECTIVENESS OF AMENDMENTS.

Upon the satisfaction in full of the following conditions precedent, the Amendments shall become effective:

(a) as of the date hereof with respect to all Amendments other than the Amendments to Section 10 (and the amendment of any defined term as it is used therein) (which shall become effective as set forth in paragraphs (b), (c) and (d) of this Section 5);

(b) as of October 1, 2008 with respect to the Amendments to Section 10 (and the amendment or addition of any defined term as it is used therein) other than the Amendments which amend and restate Sections 10.3, 10.6 and 10.7 (and the amendment of any defined term as it is used therein) (which shall become effective as set forth in paragraphs (c) and (d) of this Section 5);

(c) (i) as of September 30, 2008 with respect to the deletion of Section 10.3 (Consolidated Net Capital) as in effect prior to giving effect to the Amendments and (ii) as of October 1, 2008 with respect to the addition of the Section 10.3 (Line of Business) that is set forth in the Amendments (and the amendment or addition of any defined term as it is used therein); and

(d) (i) as of September 30, 2008 with respect to the addition of the Sections 10.6 (Interest Coverage Ratio) and 10.7 (Leverage Ratio) that are set forth in the Amendments (and the amendment or addition of any defined term as it is used therein) and (ii) as of October 1, 2008 with respect to the deletion of Sections 10.6 (Indebtedness of Restricted Subsidiaries) and 10.7 (Liens) as in effect prior to giving effect to the Amendments (and the amendment of any defined term as it is used therein); for the purpose of avoiding having duplicate Sections numbered 10.6 and 10.7 on September 30, 2008, the Sections 10.6 (Indebtedness of Restricted Subsidiaries) and 10.7 (Liens) that are being deleted as of October 1, 2008 will be designated as Sections 10.6A and 10.7A, respectively, on September 30, 2008 before their deletion as of October 1, 2008 in accordance with clause (ii) of this paragraph (d);

(as to each Amendment, the date that it becomes effective as provided in this sentence being the “Effective Date” with respect to such Amendment).

5.1.	Execution and Delivery of this Amendment Agreement.

The Company, the Guarantor and each of the Noteholders shall have executed and delivered this Amendment Agreement.

5.2.	Representations and Warranties True.

The representations and warranties set forth in Section 4 shall be true and correct on the date hereof in all respects.

5.3.	Authorization.

The Company and Guarantor shall have authorized, by all necessary action, the execution, delivery and performance of all documents, agreements and certificates delivered in connection with this Amendment Agreement.

5.4.	Opinions, Secretary’s Certificate, etc.

Each of the Noteholders shall have received opinions in form and substance satisfactory to such Noteholder, dated the date hereof (a) from the General Counsel of the Guarantor covering such matters incident to the transactions contemplated hereby as such Noteholder or its counsel may reasonably request and (b) from Debevoise & Plimpton LLP, counsel for the Guarantor, in form and substance satisfactory to such Noteholder and its counsel (and the Guarantor hereby instructs its counsel to deliver such opinion to the Noteholders). Each of the Noteholders shall have also received, on or before the date hereof, a certificate of the Guarantor’s Secretary or Assistant Secretary dated the date hereof, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment Agreement.

5.5.	Special Counsel Fees.

The Company shall have paid the reasonable fees and disbursements of Noteholders’ special counsel in accordance with Section 6 below.

5.6.	Proceedings Satisfactory.

All proceedings taken in connection with this Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Noteholders signatory hereto and their special counsel, and such Noteholders and their special counsel shall have received copies of such documents and papers as they or their special counsel may reasonably request in connection herewith.

6.	EXPENSES.

Whether or not the Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs of your special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto. Nothing in this Section shall limit the Company’s obligations pursuant to Section 15.1 of the Existing Note Purchase Agreement.

7.	MISCELLANEOUS.

7.1.	Part of Existing Note Purchase Agreement; Future References, etc.

This Amendment Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Note Purchase Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

7.2.	Counterparts, Facsimiles.

This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.

7.3.	Binding Effect.

This Amendment Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

7.4.	Governing Law.

THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Remainder of page intentionally left blank. Next page is signature page.]

If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among you, the Company and the Guarantor.

HEWITT ASSOCIATES L.L.C.

By:
Name:
Title:

HEWITT ASSOCIATES, INC.

By:
Name:
Title:

Signature Page to Amendment No. 1 to Note Purchase Agreement

The foregoing Amendment Agreement is hereby accepted as of the date first above written. By its execution below, each of the undersigned represents that it is the owner of one or more of the Notes and is authorized to enter into this Amendment Agreement in respect thereof.

PACIFIC LIFE INSURANCE COMPANY

By:
Name:
Title:

By:
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, as Investment Adviser

By:
Name:
Title:

C.M. LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, as Investment Sub-Adviser

By:
Name:
Title:

PHOENIX LIFE INSURANCE COMPANY

By:
Name:
Title:

Signature Page to Third Amendment to Note Purchase Agreement

Annex 1

Noteholders

Pacific Life Insurance Company

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

Phoenix Life Insurance Company

Annex 1-1

EXHIBIT A

AMENDMENTS

(a) Section 7 – Information. Section 7 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“7.	INFORMATION.

7.1.	Financial and Business Information.

The Guarantor shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements of Guarantor and Subsidiaries — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Guarantor’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Guarantor is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity (if such statements of changes in shareholders’ equity are prepared by the Guarantor in connection with its quarterly financial statements) and cash flows of the Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Guarantor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Guarantor’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (on the Third Amendment Date located at: http//www.hewittassociates.com) and shall have given each holder of Notes prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements of Guarantor and Subsidiaries — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Guarantor’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless

Exhibit A-1

of whether the Guarantor is subject to the filing requirements thereof) after the end of each fiscal year of the Guarantor, duplicate copies of

(i) a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year,

(ii) consolidated statements of income, changes in shareholders’ equity (if such statements of changes in shareholders’ equity are prepared by the Guarantor in connection with its annual financial statements) and cash flows of the Guarantor and its Subsidiaries for such year,

(iii) a consolidating balance sheet of the Guarantor and its Subsidiaries as at the end of such year (if delivered by the Guarantor or the Company to any other holder of Indebtedness or equity of the Guarantor or the Company), and

(iv) consolidating statements of income, changes in shareholders’ equity and cash flows of the Guarantor and its Subsidiaries for such year (if delivered by the Guarantor or the Company to any other holder of Indebtedness or equity of the Guarantor or the Company), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and, in the case of the consolidated statements delivered pursuant to subsections (i) and (ii) above, accompanied by

(A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default under Section 10.6 or Section 10.7 (each as in effect after giving effect to the Third Amendment), and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default under such Section 10.6 or Section 10.7 unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit and such certificate shall not be required if such accountants do not provide such certificate pursuant to their internal policy and such certificate may be qualified to the extent the accounting policy requires such qualification);

Exhibit A-2

provided that the delivery within the time period specified above of the Guarantor’s Form 10-K for such fiscal year (together with the Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Guarantor shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Guarantor shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of the following, which are publicly available: (i) each financial statement, report, notice or proxy statement sent by the Guarantor or any Subsidiary to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Guarantor or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Guarantor or any Subsidiary to the public concerning developments that are Material, provided, that the Guarantor or any Subsidiary shall be deemed to have made such delivery if it shall have made such statement, report or notice available on “EDGAR” and on its home page on the worldwide web (on the Third Amendment Date located at: http//www.hewittassociates.com) and shall have given each holder of Notes notice of such availability on EDGAR and on its home page in connection with each delivery;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Guarantor or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt

Exhibit A-3

by the Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Guarantor or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Guarantor or any of its Subsidiaries (including, but without limitation, actual copies of the Guarantor’s Form 10-Q and Form 10-K) or relating to the ability of the Company or the Guarantor to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Guarantor setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)	Covenant Compliance —

(i) in the case of the financial statements for the fiscal year ended September 30, 2008, the information (including detailed calculations) required in order to establish whether the Company (and the Guarantor, as applicable) was in compliance with the requirements of Sections 10.2 through and including 10.10 (as such Sections were in effect as of September 30, 2008), during the annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

Exhibit A-4

(ii) in the case of the financial statements for all periods ending after September 30, 2008, the information (including detailed calculations) required in order to establish whether the Company and the Guarantor were in compliance with the requirements of Section 10.5, Section 10.6, Section 10.7, Section 10.9 and Section 10.10 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)	Event of Default —

(i) in the case of the financial statements for the fiscal year ended September 30, 2008, a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from October 1, 2007 to the date of the certificate and that such review shall not have disclosed:

(x) with respect to the period from October 1, 2007 through and including September 29, 2008, the existence of any condition or event that constitutes a Default or an Event of Default (each such term as in effect prior to giving effect to the Third Amendment),

(y) with respect to the period from September 30, 2008 through and including the date immediately preceding the Third Amendment Date, the existence of any condition or event that constitutes a Default or an Event of Default (each such term as in effect (A) with respect to the amendments under the Third Amendment that became effective as of September 30, 2008, after giving effect to such amendments; (B) with respect to the amendments under the Third Amendment that became effective as of October 1, 2008 (I) on September 30, 2008, prior to giving effect to such amendments and (II) from October 1, 2008 through and including the date immediately preceding the Third Amendment Date, after giving effect to such amendments; and (C) with respect to all the other amendments under the Third Amendment, prior to giving effect to such amendments) or

(z) with respect to the period from the Third Amendment Date to the date of the certificate, the existence of any condition or event that constitutes a Default or an Event of Default (each such term as in effect after giving effect to the Third Amendment), or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company and the Guarantor shall have taken or propose to take with respect thereto;

Exhibit A-5

(ii) in the case of the financial statements for the fiscal quarter ended December 31, 2008 and the financial statements for the fiscal year ended September 30, 2009, a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from October 1, 2008 to the date of the certificate and that such review shall not have disclosed:

(x) with respect to the period from October 1, 2008 through and including the date immediately preceding the Third Amendment Date, the existence of any condition or event that constitutes a Default or an Event of Default (each such term as in effect (A) with respect to the amendments under the Third Amendment that became effective as of September 30, 2008 or October 1, 2008, after giving effect to such amendments and (B) with respect to all the other amendments under the Third Amendment, prior to giving effect to such amendments) or

(y) with respect to the period from the Third Amendment Date to the date of the certificate, the existence of any condition or event that constitutes a Default or an Event of Default (each such term as in effect after giving effect to the Third Amendment), or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company and the Guarantor shall have taken or propose to take with respect thereto; and

(iii) in the case of the financial statements for all periods ending after December 31, 2008 (other than the financial statements for the fiscal year ended September 30, 2009), a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default (each such term as in effect after giving effect to the Third Amendment) or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company and the Guarantor shall have taken or propose to take with respect thereto.

Exhibit A-6

7.3.	Visitation.

The Company and the Guarantor shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Guarantor, to visit the principal executive offices of the Company and the Guarantor, to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries with the Company’s and the Guarantor’s officers, and (with the consent of the Guarantor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Guarantor, which consent will not be unreasonably withheld) to visit the other offices and properties of the Guarantor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Guarantor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Guarantor authorizes said accountants to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries), all at such times and as often as may be requested.”

(b) Section 8 – Prepayments. Section 8 of the Existing Note Purchase Agreement is hereby amended by adding new Sections 8.7 and 8.8 to read as follows:

“8.7.	Prepayment Upon Change of Control.

(a) Notice of Change of Control or Control Event; Offer to Prepay if Change of Control has Occurred. The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to each holder of Notes. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (b) of this Section 8.7 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.7.

(b) Offer to Prepay; Time for Payment. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, of the Notes held by each holder (in the case of this Section 8.7 only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). The Proposed Prepayment Date shall not be less than 15 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in the offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

Exhibit A-7

(c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least ten (10) days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.7, (iii) that the entire principal amount of each Note is offered to be prepaid without any Make-Whole Amount, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.7 required to be fulfilled prior to the giving of such notice have been fulfilled and (vi) in reasonable detail, the nature and date of the Change of Control.

8.8.	Prepayment in Connection with an Asset Disposition.

(a) Notice and Offer. In the event any Debt Prepayment Application is to be used to make an offer (a “Transfer Prepayment Offer”) to prepay Notes pursuant to Section 10.10 of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than 30 days and not more than 60 days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date. If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the 45th day after the date of such notice.

(b) Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than 20 days after the date of such written notice from the Company, provided, that failure to accept such offer in writing within 20 days after the date of such written notice shall be deemed to constitute a rejection of the Transfer Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at 100% of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date determined as of the date of such prepayment.

Exhibit A-8

(c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Transfer Prepayment Date, (ii) the Net Proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to Section 8.8 and Section 10.10 of this Agreement, (iv) the principal amount of each Note offered to be prepaid and that such prepayment would be without any Make-Whole Amount, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date and (vi) in reasonable detail, the nature of the Asset Disposition giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.”

(c) Section 9 – Affirmative Covenants. Section 9 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“9.	AFFIRMATIVE COVENANTS.

Each of the Company and the Guarantor covenants that so long as any of the Notes are outstanding:

9.1	Compliance with Law.

Without limiting Section 10.4, each of the Company and the Guarantor will, and will cause each of its respective Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2	Insurance.

Each of the Company and the Guarantor will, and will cause each of its respective Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. The foregoing insurance requirements may be met through a captive insurance company; provided that the coverage limits of insurance policies written by the captive insurance company may not exceed $100,000,000 (or its equivalent in other currencies) in the aggregate at any time and the premiums

Exhibit A-9

charged by the captive insurance company in any fiscal year may not exceed two times its statutory surplus as of the end of such fiscal year. The Company and the Guarantor shall, upon request, furnish to any holder a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 9.2.

9.3	Maintenance of Properties.

Each of the Company and the Guarantor will, and will cause each of its respective Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Guarantor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company or the Guarantor, as applicable, has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4	Payment of Taxes and Claims.

Each of the Company and the Guarantor will, and will cause each of its respective Subsidiaries to, file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Guarantor or any Subsidiary, provided that neither the Guarantor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Guarantor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Guarantor or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5	Limited Liability Company Existence, etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its limited liability company existence and the Guarantor will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2 and Section 10.10, the Guarantor will at all times preserve and keep in full force and effect the entity existence of each of its other Subsidiaries (unless merged into the Guarantor or a Subsidiary) and all rights and franchises of the Guarantor and its Subsidiaries unless, in the good faith judgment of the Guarantor, the termination of or failure to preserve and keep in full force and effect such entity existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Exhibit A-10

9.6	Books and Records.

Each of the Company and the Guarantor will, and will cause each of its respective Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, the Guarantor or such Subsidiary, as the case may be.

9.7	Ranking of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of the Company. The Guarantor will ensure that its payment obligations under this Agreement (including, without limitation, the Unconditional Guaranty) will at all times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of the Guarantor.

9.8	Ownership of Company.

The Guarantor will cause the Company to remain a Subsidiary of the Guarantor at all times.”

(d) Section 10 –Negative Covenants. Section 10 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“10.	NEGATIVE COVENANTS.

Each of the Company and the Guarantor covenants that so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.

Neither the Company nor the Guarantor will, and neither will permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Guarantor, the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s, the Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company, the Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Exhibit A-11

10.2.	Merger, Consolidation, etc.

Neither the Company nor the Guarantor will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company or the Guarantor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company or the Guarantor is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (in the case of a successor to the Guarantor, including, without limitation, the Unconditional Guaranty) and the Notes in form and substance reasonably satisfactory to the Required Holders and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company or the Guarantor shall have the effect of releasing the Company or the Guarantor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement (in the case of the Guarantor, including, without limitation, the Unconditional Guaranty) or the Notes.

10.3.	Line of Business.

Neither the Company nor the Guarantor will, and neither will permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Guarantor and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Guarantor and its Subsidiaries, taken as a whole, are engaged on October 1, 2008 as described in Item 1 of Part I of the Guarantor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 or any business reasonably related thereto, provided that, (a) in the case of any Subsidiary acquired in a Permitted Acquisition, such acquired Subsidiary (and its permitted successors) may also engage in the type of business activities in which such acquired Subsidiary was engaged immediately prior to such Permitted Acquisition, or any business reasonably related thereto, and (b) in the case of a Person holding assets of an Acquired Business following a Permitted Acquisition, such Person may also engage in the type of business activities in which such Acquired Business was engaged immediately prior to such Permitted Acquisition, or any business reasonably related thereto.

Exhibit A-12

10.4.	Terrorism Sanctions Regulations.

Neither the Company nor the Guarantor will, and neither will permit any Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

10.5.	Liens.

Neither the Company nor the Guarantor will, and neither will permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any property owned by the Company, the Guarantor or any such Subsidiary; provided, however, that this Section 10.5 shall not apply to nor operate to prevent:

(a) Permitted Liens; and

(b) Liens securing Indebtedness not otherwise permitted by paragraph (a) of this Section 10.5, provided that the outstanding principal amount of Priority Debt does not at any time exceed 15% of Total Assets as of the end of the Guarantor’s then most recently completed fiscal quarter.

10.6.	Interest Coverage Ratio.

The Company and the Guarantor will not, as of the last day of any fiscal quarter of the Guarantor, permit the Interest Coverage Ratio to be less than 1.75 to 1.00.

10.7.	Leverage Ratio.

The Company and the Guarantor will not, as of the last day of any fiscal quarter of the Guarantor, permit the Leverage Ratio to exceed 2.75 to 1.00.

10.8.	Distributions.

The Company will not declare or pay any Distributions to the Guarantor or any other Person, and the Guarantor will not declare or pay any Distributions to any Person if, at the time of any such Distribution, a Default or Event of Default shall have occurred and be continuing hereunder.

10.9.	Priority Debt.

The Company and the Guarantor will not at any time permit the outstanding principal amount of Priority Debt to exceed 15% of Total Assets as of the end of the most recently completed fiscal quarter, provided, however, that no Lien created pursuant to Section 10.5(b) shall secure any Primary Senior Debt unless the Notes are equally and ratably secured by all property subject to such Lien and no Subsidiary shall guaranty or otherwise become obligated in respect of any Primary Senior Debt unless such Subsidiary guaranties, or becomes similarly obligated in respect of, the Notes, in each case pursuant to documentation reasonably satisfactory to the Required Holders.

Exhibit A-13

10.10.	Sale of Assets.

Except as permitted under Section 10.2, neither the Company nor the Guarantor will, and neither will permit any Subsidiary to, make any Asset Disposition unless:

(a) in the good faith opinion of the Company or the Guarantor, as applicable, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or the Guarantor, as applicable, or such Subsidiary;

(b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(c) immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring during any fiscal year would not exceed 15% of Total Assets determined as of the end of the then most recently ended fiscal quarter of the Guarantor.

If the Net Proceeds arising from any Transfer are applied to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 10.10 as of any date, shall be deemed not to be an Asset Disposition as of the date of such application.

10.11.	Amendments to Articles and Operating Agreement.

Neither the Company nor the Guarantor will amend or modify their respective organizational documents in any manner which would reasonably be expected to materially and adversely affect the rights of the holders of Notes hereunder (it being agreed that amendments for the purpose of admitting additional members, or reflecting deaths, retirements, resignations, withdrawals or removals of members will not be deemed to have such an adverse effect and amendments permitting members to incorporate and such corporations to become members of the Company or the Guarantor shall not be deemed to have such an adverse effect).”

(e) Section 11 – Events of Default. Section 11 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note or the Guarantor defaults in the payment under the Unconditional Guaranty when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

Exhibit A-14

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company or the Guarantor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 9.5 (with respect to the existence of the Company), 9.8, 10.2, 10.5 (with respect to Liens voluntarily entered into by the Company), 10.6, 10.7, 10.8, 10.9, 10.10 or 10.11; or

(d) the Company or the Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) (i) which, in the case of a default with respect to Sections 10.1 or 10.5 (with respect to Liens voluntarily entered into by a Subsidiary of the Company), is not remedied within 15 days, and (ii) in the case of any other default, is not remedied within 30 days, in the case of defaults described in clauses (i) and (ii), after the earlier of (x) a Responsible Officer obtaining actual knowledge of such default and (y) the Company or the Guarantor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or the Guarantor or by any officer of the Company or the Guarantor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Guarantor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Guarantor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Guarantor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more Persons have the right to require the Guarantor or any Subsidiary so to purchase or repay such Indebtedness; or

Exhibit A-15

(g) the Guarantor or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes limited liability company, corporate or other action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Guarantor or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Guarantor or any of its Subsidiaries, or any such petition shall be filed against the Guarantor or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $20,000,000 are rendered against one or more of the Guarantor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Guarantor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Guarantor or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

Exhibit A-16

(k) this Agreement (including, without limitation, the Unconditional Guaranty) or the Notes shall fail in any material respect to be in full force and effect or to give the holders the material rights, powers and privileges purported to be created thereby for any reason other than as expressly permitted hereunder or thereunder, or the Company, the Guarantor or any Person acting by or on behalf of the Company or the Guarantor shall deny or disaffirm their obligations under this Agreement (including, without limitation, the Unconditional Guaranty) or the Notes.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.”

(f) Section 12.1(a) – Acceleration. Section 12.1(a) of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“(a) If an Event of Default with respect to the Company or the Guarantor described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.”

(g) Section 12.1 – Acceleration. The last sentence of Section 12.1 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“Each of the Company and the Guarantor acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.”

(h) Section 12 – Guaranty. Section 12 of the Existing Note Purchase Agreement is hereby amended by adding a new Section 12A to read as follows:

“12A.	GUARANTY AND OTHER RIGHTS AND UNDERTAKINGS.

12A.1.	Guarantied Obligations.

The Guarantor, in consideration of the execution and delivery of the Third Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby irrevocably, unconditionally and absolutely guaranties to each holder of Notes, as and for the Guarantor’s own debt, until final payment has been made, the due and punctual payment by the Company of the principal of, and interest and Make-Whole Amount, if any, on the Notes at any time

Exhibit A-17

outstanding and the due and punctual payment of all other amounts payable, and all other Indebtedness owing, by the Company to the holders of the Notes under this Agreement and the Notes, in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of the Guarantor that the guaranty set forth in this Section 12A (the “Unconditional Guaranty”) shall be a continuing guaranty of payment and not a guaranty of collection. The obligations set forth in this Section 12A.1 are collectively referred to herein as the “Guarantied Obligations.” Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full and final performance and payment of the Guarantied Obligations.

12A.2.	Performance Under this Agreement.

In the event the Company fails to pay any Guarantied Obligation in the manner provided in the Notes or in this Agreement, the Guarantor shall cause forthwith to be paid the moneys in respect of which such failure has occurred in accordance with the terms and provisions of this Agreement and the Notes. In furtherance of the foregoing, if an Event of Default shall exist, all of the Guarantied Obligations shall, in the manner and subject to the limitations provided in this Agreement for the acceleration of the Notes, forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

12A.3.	Primary Obligation.

The Unconditional Guaranty is a primary, original and immediate obligation of the Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and shall remain in full force and effect until the full and final payment of the Guarantied Obligations.

12A.4.	Releases.

The Guarantor consents and agrees that, without notice to or by the Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of the Guarantor hereunder, each holder of Notes, in the manner provided herein, by action or inaction, may:

(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Notes, this Agreement or any agreement or instrument related thereto or hereto;

(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c) grant waivers, extensions, consents and other indulgences to the Company in respect of any one or more of the Notes, this Agreement or any agreement or instrument related thereto or hereto;

Exhibit A-18

(d) amend, modify or supplement in any manner and at any time (or from time to time) any one or more of the Notes, this Agreement or any agreement or instrument related thereto or hereto, in accordance with Section 17 or otherwise;

(e) release or substitute any one or more endorsers or guarantors of the Guarantied Obligations whether parties hereto or not; or

(f) sell, exchange, release, surrender or enforce, by action or inaction, any property at any time pledged or granted as security in respect of the Guarantied Obligations, of the Company’s obligations under this Agreement, the Notes or any agreement or instrument related thereto or hereto.

12A.5.	Waivers.

To the fullest extent permitted by law, the Guarantor does hereby waive:

(a) any notice of

(i) acceptance of the Unconditional Guaranty;

(ii) any purchase of the Notes under this Agreement, or the creation, existence or acquisition of any of the Guarantied Obligations, or the amount of the Guarantied Obligations, subject to the Guarantor’s right to make inquiry of each holder of Notes to ascertain the amount of the Guarantied Obligations owing to such holder of Notes at any reasonable time;

(iii) any adverse change in the financial condition of the Company or any other fact that might increase, expand or affect the Guarantor’s risk hereunder;

(iv) presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument; and

(v) any Default or Event of Default;

(b) all other notices and demands of any kind or nature whatsoever to which the Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to the Guarantor pursuant to the terms of this Agreement);

(c) the right by statute or otherwise to require any holder of Notes to institute suit against the Company or to exhaust the rights and remedies of any holder of Notes against the Company, the Guarantor being bound to the payment of each and all Guarantied Obligations, whether now existing or hereafter accruing, as fully as if such Guarantied Obligations were directly owing to the holders of Notes by the Guarantor;

Exhibit A-19

(d) the benefit of any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on this Agreement, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, such law; and

(e) any defense or objection to the absolute, primary, continuing nature, or the validity, enforceability or amount, of the Unconditional Guaranty, including, without limitation, any defense based on (and the primary, continuing nature, and the validity, enforceability and amount, of the Unconditional Guaranty shall be unaffected by), any of the following,

(i) any change in future conditions;

(ii) any change of law;

(iii) any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, this Agreement, the Notes or any agreement or instrument related thereto or hereto) by the Company or any other Person;

(iv) the execution and delivery of any agreement at any time hereafter (including, without limitation, this Agreement, the Notes or any agreement or instrument related hereto or thereto) by the Company or any other Person;

(v) the genuineness, validity, regularity or enforceability of any of the Guarantied Obligations;

(vi) any default, failure or delay, willful or otherwise, in the performance of any obligations by the Company;

(vii) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, or sequestration or seizure of any property of the Company, or any merger, consolidation, reorganization, dissolution, liquidation or winding up or change in corporate constitution or corporate identity or loss of corporate identity of the Company;

(viii) any disability or other defense of the Company to payment and performance of all Guarantied Obligations other than the defense that the Guarantied Obligations shall have been fully and finally performed and paid;

(ix) the cessation from any cause whatsoever (other than the full and final payment and performance of the Guarantied Obligations) of the liability of the Company in respect of the Guarantied Obligations, and any other defense that the Guarantor may otherwise have against the Company or any holder of Notes;

(x) impossibility or illegality of performance on the part of the Company under this Agreement or the Notes;

Exhibit A-20

(xi) any change of circumstances of the Company or any other Person, whether or not foreseen or foreseeable, whether or not imputable to the Company or the Guarantor, including, without limitation, impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, economic or political conditions, or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or the Guarantor and whether or not of the kind hereinbefore specified;

(xii) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges, liens or encumbrances of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Agreement or the Notes or any agreement or instrument related hereto so that such sums would be rendered inadequate or would be unavailable to make the payment as herein provided;

(xiii) any change in the ownership of the equity securities of the Company or the Guarantor; or

(xiv) any other action, happening, event or reason whatsoever that shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company or the Guarantor of any of their obligations under this Agreement or the Notes.

12A.6.	Invalid Payments.

The Guarantor further agrees that, to the extent the Company makes a payment or payments to any holder of a Note or Notes, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a receiver, administrator, examiner, liquidator, custodian, trustee or similar official or any other party or officer under any provision of any bankruptcy, administration, examinership, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law of any jurisdiction, state or federal law, or any common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made and the Guarantor shall be primarily liable for such obligation.

Exhibit A-21

12A.7.	Marshaling.

The Guarantor consents and agrees that each holder of Notes, and each Person acting for the benefit of such holder of Notes, shall be under no obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guarantied Obligations.

12A.8.	Subrogation.

The Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Unconditional Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of any holder of the Notes against the Company or any other guarantor of the obligations of the Company owing to such holder of Notes (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any other party which it may at any time otherwise have as a result of the Unconditional Guaranty until such time as the Guarantied Obligations shall have been paid in full. The Guarantor hereby further agrees not to exercise any right to enforce any other remedy which any holder of the Notes now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Guarantied Obligations of the Company and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of any holder of Notes to secure payment of the Guarantied Obligations of the Company until such time as the Guarantied Obligations (other than contingent indemnity obligations) shall have been paid in full.

12A.9.	Setoff, Counterclaim or Other Deductions.

Except as otherwise required by law, each payment by the Guarantor to the holder or holders of the Notes pursuant to this Agreement shall be made without setoff, counterclaim or other deduction.

12A.10.	Election by Guarantor to Perform Obligations.

Any election by the Guarantor to pay any of the obligations of the Company under the Notes, this Agreement or any agreement or instrument related hereto, whether pursuant to this Section 12A.10 or otherwise, shall not release the Company from such obligations or any such other obligations under the Notes, this Agreement or any agreement or instrument related hereto, except to the extent that the Guarantor has completely paid or otherwise satisfied such obligations of the Company.

12A.11.	No Election of Remedies by Holders of Notes.

Each holder of Notes shall, individually or collectively, have the right to seek recourse against the Guarantor to the fullest extent provided for herein for the Guarantor’s obligations under this Agreement (including, without limitation, this Section 12A) in respect of the Notes. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such holder’s right to proceed in any other form of action or proceeding or against other parties unless such holder has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing,

Exhibit A-22

no action or proceeding by any holder of Notes against the Company under any document or instrument evidencing obligations of the Company to such holder of Notes shall serve to diminish the liability of the Guarantor under this Agreement (including, without limitation, this Section 12A), except to the extent that such holder of Notes finally and unconditionally shall have realized payment by such action or proceeding.

12A.12.	Separate Action; Other Enforcement Rights.

(a) Each of the rights and remedies granted under this Section 12A to each holder of Notes in respect of the Notes held by such holder may be exercised by such holder without notice by such holder to, or the consent of or any other action by, any other holder of Notes.

(b) Each holder of Notes may proceed, as provided in Section 12A.12(a), to protect and enforce the Unconditional Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether in execution or aid of any power granted herein (including, without limitation, in this Section 12A) or for the recovery of judgment for the obligations guarantied hereby or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

12A.13.	Delay or Omission; No Waiver.

No course of dealing on the part of any holder of Notes and no delay or failure on the part of any such Person to exercise any right hereunder (including, without limitation, this Section 12A) shall impair such right or operate as a waiver of such right or otherwise prejudice such Person’s rights, powers and remedies hereunder. Every right and remedy given by the Unconditional Guaranty or by law to any holder of Notes may be exercised from time to time as often as may be deemed expedient by such Person.

12A.14.	Cumulative Remedies.

No remedy under this Agreement or the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Agreement or pursuant to the Notes.

12A.15.	Survival.

So long as the Guarantied Obligations shall not have been fully paid, the obligations of the Guarantor under this Section 12A shall survive the transfer and payment of any Note and the payment in full of all the Notes.”

Exhibit A-23

(i) Section 15.1 – Transaction Expenses. Section 15.1 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by you and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Unconditional Guaranty (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the Unconditional Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Unconditional Guaranty or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes or the Unconditional Guaranty. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by you or such other holder in connection with its purchase of the Notes).”

(j) Section 17.1 – Amendment and Waiver Requirements. Section 17.1 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“17.1.	Requirements.

This Agreement (and/or any Supplemental Note Purchase Agreement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Guarantor and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20 or (iv) release the Guarantor from the Unconditional Guaranty.”

(k) Section 17.2(b) – Solicitation of Holder of Notes. Section 17.2(b) of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“(b) Payment. Neither the Guarantor nor the Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to

Exhibit A-24

any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.”

(l) Section 18 – Notices. Section 18 of the Existing Note Purchase Agreement is hereby amended by deleting “or” at the end of clause (ii), amending and restating clause (iii) and adding a new clause (iv) to read as follows:

“(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, with a copy to the General Counsel in the case of a notice of Default or an Event of Default, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv) if to the Guarantor, to the Guarantor at 100 Half Day Road, Lincolnshire, Illinois 60069, Attention: Treasurer, with a copy to the General Counsel in the case of a notice of Default or an Event of Default, or at such other address as the Guarantor shall have specified to the holder of each Note in writing.”

(m) Section 19 – Reproduction of Documents. Section 19 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, electronic, digital, or other similar process and you may destroy any original document so reproduced. Each of the Company and the Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, the Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.”

Exhibit A-25

(n) Section 20 – Confidential Information. Section 20 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:

“20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Guarantor or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20, (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company or the Guarantor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company and the Guarantor embodying the provisions of this Section 20.”

Exhibit A-26

(o) Section 22 – Miscellaneous. Section 22 of the Existing Note Purchase Agreement is hereby amended by adding new Sections 22.7 and 22.8 to read as follows:

“22.7.	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any holder of the Notes hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement (including, without limitation, calculation of the financial covenants set forth in Section 10.6 and Section 10.7) shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1; provided, however, if (a) the Guarantor shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Required Holders shall so object in writing within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Guarantor to the holders of Notes as to which no such objection shall have been made. Any financial statements delivered when the Guarantor or the Required Holders shall be exercising their rights under the proviso to the foregoing sentence shall include a reconciliation to the accounting principles used to determine compliance with this Agreement, which reconciliation shall show the changes to such financial statements that would be necessary if they were prepared using such accounting principles.

22.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a) Each of the Company and the Guarantor irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois, over any suit, action or proceeding arising out of or relating to this Agreement (including, without limitation, the Unconditional Guaranty) or the Notes. To the fullest extent permitted by applicable law, each of the Company and the Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each of the Company and the Guarantor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its respective address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each of the Company and the Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

Exhibit A-27

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company or the Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement (including, without limitation, the Unconditional Guaranty), the Notes or any other document executed in connection herewith or therewith.”

(p) Schedule B – Deletion of Certain Definitions. The definitions of the following terms appearing in Schedule B of the Existing Note Purchase Agreement are each hereby deleted: “Consolidated Cash Flow”, “Consolidated Funded Indebtedness”, “Consolidated Interest Expense”, “Consolidated Net Capital”, “Consolidated Net Income”, “Consolidated Total Assets”, “Disposition”, “Domestic Subsidiary or Domestic Restricted Subsidiary”, “Foreign Subsidiary or Foreign Restricted Subsidiary”, “Funded Indebtedness”, “Hewitt Holdings”, “Interests”, “Preferred Stock”, “Restricted Investments”, “Restricted Subsidiary”, “Sale and Lease-Back Transaction”, “Subordinated Indebtedness”, “Swaps”, “Unrestricted Subsidiary” and “Wholly-Owned Restricted Subsidiary”.

(q) Schedule B – Amendment and Restatement of Certain Definitions. The definitions of “Affiliate”, “Business Day”, “Environmental Laws”, “ERISA Affiliate”, “Governmental Authority”, “Guaranty”, “Hazardous Material”, “Indebtedness”, “Material”, “Material Adverse Effect”, “Plan”, “Responsible Officer”, “Senior Financial Officer” and “Subsidiary” appearing in Schedule B of the Existing Note Purchase Agreement are each hereby amended and restated to read as follows:

““Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Guarantor or any Subsidiary or any corporation of which the Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.”

““Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Chicago, Illinois are required or authorized to be closed.”

Exhibit A-28

““Company” means Hewitt Associates L.L.C., a limited liability company organized under the laws of Illinois, or any successor that becomes such in the manner prescribed in Section 10.2.”

““Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.”

““ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Guarantor under section 414 of the Code.”

““Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Guarantor or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.”

““Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness or obligation to pay any dividend of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d) otherwise to assure the owner of such Indebtedness or dividend obligation against loss in respect thereof.

Exhibit A-29

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or dividend obligation that is the subject of such Guaranty shall be assumed to be direct obligations of such obligor to the extent guarantied.”

““Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.”

““Indebtedness” means for any Person, (a) the principal amount of all indebtedness of such Person for borrowed money, (b) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade, (c) the principal amount of all indebtedness of such Person evidenced by notes, acceptances, or other instruments of such Person or pursuant to letters of credit issued for such Person’s account, other than, to the extent reimbursed if drawn, commercial letters of credit in support of ordinary course performance obligations, (d) the principal amount of all indebtedness, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (e) Capitalized Lease Obligations of such Person, (f) the net obligations of such Person under Hedging Agreements (after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements) if it is assumed that such Hedging Agreements are terminated as of the date of determination, or if such Hedging Agreements are actually terminated as of the date of determination, in each case excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the attributed principal amount of obligations owing under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (h) obligations or “Indebtedness” described in the foregoing clauses (a) through (g) for which such Person is obligated pursuant to a Guaranty. The amount of Indebtedness of any Person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such obligation secured by such Liens or payable out of the proceeds of such property and (y) the fair market value of such property encumbered thereby as determined by such Person in good faith.”

““Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole.”

““Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of the Guarantor to perform its obligations under this Agreement (including, without limitation, the Unconditional Guaranty) or (d) the validity or enforceability of this Agreement (including, without limitation, the Unconditional Guaranty) or the Notes.”

Exhibit A-30

““Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Guarantor or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.”

““Required Holders” means, at any time, the holders of greater than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).”

““Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Guarantor, as applicable, with responsibility for the administration of the relevant portion of this Agreement.”

““Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Guarantor, as applicable.”

““Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Guarantor.”

(r) Schedule B – Addition of Certain Definitions. The following definitions are hereby added to Schedule B of the Existing Note Purchase Agreement in their proper alphabetical order to read as follows:

““Acquired Business” means an entity or assets acquired by the Company, the Guarantor or a Subsidiary in an Acquisition occurring after October 1, 2008.”

““Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Guarantor or a Subsidiary is the surviving entity.”

““Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.”

Exhibit A-31

““Asset Disposition” means any Transfer except:

(a) any Transfer in the ordinary course of business that is:

(i) from a Subsidiary to the Company, the Guarantor or any other Subsidiary;

(ii) from the Company to the Guarantor or any other Subsidiary; or

(iii) from the Guarantor to any Subsidiary;

so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists;

(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials that are obsolete or inoperative;

(c) any issuance of Capital Stock of a Subsidiary, (i) to the Guarantor, the Company or any Subsidiary, (ii) in respect of compensation arrangements, to management or employees of the Guarantor, the Company, any Wholly-Owned Subsidiary or any Foreign Subsidiary or (iii) in connection with the issuance of director’s qualifying shares with respect to Foreign Subsidiaries; provided, however, that after giving effect to such issuance pursuant to the foregoing clause (ii), (A) no Default or Event of Default shall have occurred, (B) the managers of the Company shall have determined that such issuance is in the best interest of the Company, (C) such Subsidiary shall remain a Subsidiary after such issuance and (D) the Capital Stock issued in any such issuance shall constitute no more than 10% of the equity interests of such Subsidiary outstanding from time to time; and

(d) any transfer or disposition of Capital Stock of a Subsidiary, (i) to the Guarantor, the Company or any Subsidiary, (ii) in respect of compensation arrangements, to management or employees of the Guarantor, the Company, any Wholly-Owned Subsidiary or any Foreign Subsidiary or (iii) in connection with the issuance of director’s qualifying shares with respect to Foreign Subsidiaries; provided, however, that after giving effect to such transfer or disposition pursuant to the foregoing clause (ii), (A) no Default or Event of Default shall have occurred, (B) the managers of the Company shall have determined that such transfer or disposition is in the best interest of the Company, (C) such Subsidiary shall remain a Subsidiary after such transfer or disposition and (D) the Capital Stock so transferred or disposed of shall constitute no more than 10% of the equity interests of such Subsidiary outstanding from time to time.”

““Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.”

Exhibit A-32

““Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.”

““Change of Control” means at any time: (a) the Guarantor ceases to own, directly or indirectly, 100% of the membership interests of the Company, (b) any Person becomes the legal or beneficial owner of Capital Stock of the Guarantor representing more than 40% of the then outstanding Voting Stock of the Guarantor, (c) the failure of Continuing Directors to constitute a majority of the board of directors (or similar governing body) of the Guarantor, (d) a “Change of Control” (as defined in the Revolving Facility) occurs under the Revolving Facility or (e) a “Change of Control” (as defined in the Term Facility) occurs under the Term Facility.”

““Continuing Directors” means, initially, all members of the board of directors (or similar governing body) of the Guarantor on the Third Amendment Date. At and after the time of the first election of members after the Third Amendment Date, and thereafter at and after the time of each subsequent election of members, the defined term “Continuing Directors” shall be deemed also to include any member whose initial nomination for election was approved by a majority of the members who were Continuing Directors at the time of such nomination.”

““Control Event” means the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.”

““Debt Prepayment Application” means, with respect to any Transfer of any property, the application by the Guarantor, the Company or any Subsidiary, as the case may be, of cash in an amount equal to the Net Proceeds with respect to such Transfer to pay Senior Indebtedness (other than (a) Senior Indebtedness owing to the Guarantor or any of its Subsidiaries or any Affiliate and (b) Senior Indebtedness in respect of any revolving credit or similar facility providing the Guarantor or any such Subsidiary with the right to obtain loans or other extensions of credit from time to time, unless in connection with such payment of Senior Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Indebtedness), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.8, in a principal amount which equals the Ratable Portion of such Note in respect of such Transfer. If any holder of a Note rejects such offer of prepayment, then, for purposes of the preceding sentence only, the Company, the Guarantor and the applicable Subsidiary nevertheless will be deemed to have paid Senior Indebtedness in an amount equal to the Ratable Portion of the holder of such Note in respect of such Transfer.”

““Debt Prepayment Transfer” is defined in Section 8.8(a).”

““Disposition Value” means, at any time, with respect to any property,

(a) in the case of property that does not constitute Capital Stock of a Subsidiary, the book value thereof, valued at the time of such disposition in good faith by the Company or the Guarantor, and

(b) in the case of property that constitutes Capital Stock of a Subsidiary, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Capital Stock

Exhibit A-33

represents of the book value of all of the outstanding Capital Stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof in good faith by the Company and the Guarantor.”

““Distribution” means any dividend or other distribution (whether in cash, securities or other property other than solely in any Capital Stock of such Person) with respect to any Capital Stock of any Person or any option, warrant or other right to acquire such Capital Stock, or any payment (whether in cash, securities or other property other than solely in any Capital Stock of such Person), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or any option, warrant or other right to acquire such Capital Stock, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).”

““Domestic Subsidiary” means any Subsidiary (other than the Company) organized under the laws of the United States of America, any state thereof or the District of Columbia.”

““EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, plus (b) federal, state and local income taxes for such period, plus (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets (including any amortization of deferred contract revenue and costs) during such period on the books of the Guarantor and its Subsidiaries, plus (d) other non-cash charges (excluding reserves for future cash charges) of the Guarantor and its Subsidiaries for such period, minus (e) any gains on sales of assets recognized during such period, minus (f) non-cash charges previously added back to Net Income in determining EBITDA to the extent such non-cash charges have become cash charges during such period minus (g) to the extent included in calculating Net Income, any other non-cash gains during such period.”

““Electronic Delivery” is defined in Section 7.1(a).”

““Fair Market Value” means, at any date of determination and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).”

““Foreign Subsidiary” means any Subsidiary (other than the Company) organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.”

““Form 10-K” is defined in Section 7.1(b).”

““Form 10-Q” is defined in Section 7.1(a).”

““Guarantied Obligations” is defined in Section 12A.1.”

Exhibit A-34

““Guarantor” means Hewitt Associates, Inc., a Delaware corporation, or any successor that becomes such in the manner prescribed in Section 10.2.”

““Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.”

““Interest Coverage Ratio” means, as of any date, the ratio of (a) the sum of (i) EBITDA for the then most recently ended four fiscal quarters of the Guarantor, plus (ii) Rental Expense for such four fiscal quarters to (b) the sum of (i) Interest Expense for such four fiscal quarters, plus (ii) Rental Expense for such four fiscal quarters.”

““Interest Expense” means with reference to any period, the sum of all interest charges (including, without limitation, imputed interest charges with respect to Capitalized Lease Obligations, imputed interest charges with respect to amortization of debt discount (including, without limitation, with respect to zero coupon bonds), interest expense added to outstanding principal amount with respect to “payment-in-kind” debt, debt issuance costs not paid in cash and other interest expense not payable in cash) of the Guarantor and its Subsidiaries for such period determined in accordance with GAAP.”

““Leverage Ratio” means, on any date, the ratio of (a) Total Debt on and as of such date to (b) EBITDA for the then most-recently ended four fiscal quarters of the Guarantor.”

““NAIC” means the National Association of Insurance Commissioners or any successor thereto.”

““Net Income” means, with reference to any period, the net income (or net loss) of the Guarantor and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits or losses and also excluding any taxes on such profits and any tax benefits with respect to such losses.”

““Net Proceeds” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of:

(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b) all ordinary out of pocket costs and expenses actually incurred by such Person directly in connection with such Transfer.”

Exhibit A-35

““Permitted Acquisition” means any Acquisition so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of such Acquisition and the Guarantor, the Company or a Subsidiary is the surviving entity.”

““Permitted Liens” means the following:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges, provided in each case that the obligation is not for borrowed money;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor;

(c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d) Liens with respect to taxes or other governmental charges not yet due or being contested in good faith by appropriate proceedings;

(e) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) encumbrances arising under leases or subleases of real property that do not, in the aggregate for all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(g) pledges or deposits in the ordinary course of business securing (i) letters of credit or the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which such Person is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds, (iv) indemnity, performance or other similar bonds or (v) any bank’s unexercised right of setoff;

(h) precautionary filings in respect of operating leases or consignments;

(i) Liens securing judgments for the payment of money which do not constitute Events of Default under Section 11(i);

Exhibit A-36

(j) Liens existing on property or assets of the Guarantor, the Company or any Subsidiary as of August 21, 2008 that are described in Schedule 10.5 to this Agreement;

(k) Liens securing reimbursement obligations under commercial letters of credit incurred in the ordinary course of business; provided that any such Liens shall cover only the goods, or documents of title evidencing goods, that are purchased in the transaction for which such letter of credit was issued and the products and proceeds thereof;

(l) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(m)(i) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers or suppliers in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness);

(n) licenses, sublicenses, leases or subleases (other than leases or subleases of real property) granted in the ordinary course of business to or from others that do not interfere in any material respect with the business;

(o) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, liability, director and officer or other insurance in an aggregate amount not to exceed $3,000,000 at any time;

(p) Liens of a Subsidiary outstanding at the time it becomes a Subsidiary and extensions, renewals and refundings thereof, provided that (i) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary, (ii) such Liens shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary, (iii) immediately after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist, (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary and (v) the Indebtedness secured by such Liens is not outstanding for more than one year from the date such Subsidiary becomes a Subsidiary; and

(q) any Lien created on tangible real or personal property (or any improvement thereon) to secure all or any part of the purchase price or cost of construction, improvement or development of such tangible real or personal property (or any improvement thereon), or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or the cost of construction of tangible real or personal property (or any improvement thereon) acquired or constructed by the Guarantor or any Subsidiary or any Lien created in connection with a Capital Lease of the Guarantor or any Subsidiary after August 21, 2008, provided that

Exhibit A-37

(i) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Guarantor, the Company or such Subsidiary of the property (or improvement thereon) so acquired, constructed or leased and (B) the Fair Market Value (as determined in good faith by such Person) of such property and any improvements thereon at the time of such acquisition, construction or lease;

(ii) each such Lien shall extend solely to the item or items of property (or improvement thereon) so acquired, constructed or leased; and

(iii) any such Lien shall be created contemporaneously with, or within 90 days after, the acquisition, construction or lease of such property (or improvement thereon).”

““Primary Senior Debt” means, collectively, the following:

(a) the Company and the Guarantor’s obligations under the Term Facility;

(b) the Company and the Guarantor’s obligations under the Revolving Facility; and

(c) the Company’s: (i) 6.57% Series F Senior Notes, due August 21, 2015, in the principal amount of $175,000,000 and (ii) 6.98% Series G Senior Notes, due August 21, 2018, in the principal amount of $55,000,000, as such Notes or the related agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.”

““Priority Debt” means, as of any date, the sum (without duplication) of (a) Indebtedness of the Guarantor or any of its Subsidiaries secured by Liens not otherwise permitted by clause (a) of Section 10.5; and (b) Indebtedness of Subsidiaries other than (i) Indebtedness of the Company, (ii) Indebtedness of a Subsidiary owed to the Guarantor, the Company or another Subsidiary, (iii) Indebtedness of a Subsidiary outstanding at the time it becomes a Subsidiary and extensions, renewals and refundings thereof, provided that (x) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary, (y) immediately after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist and (z) such Indebtedness is not outstanding for more than one year from the date such entity becomes a Subsidiary and (iv) Indebtedness of a Subsidiary that has executed and delivered a guaranty in form and substance reasonably satisfactory to the Required Holders after the Third Amendment Date to each holder of Notes.”

““Property Reinvestment Application” means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds with respect to such Transfer to the acquisition by the Guarantor, the Company or any Subsidiary of operating assets of a generally similar nature (excluding, for the avoidance of doubt, cash and cash equivalents), and of at least equivalent Fair Market Value, to the property so Transferred, to be used in the principal business of the Guarantor and its Subsidiaries as conducted immediately prior to such Transfer or in a business generally related to such principal business.”

Exhibit A-38

““Proposed Prepayment Date” is defined in Section 8.7(b).”

““Ratable Portion” means, in respect of any holder of any Note and any Transfer contemplated by the definition of Debt Prepayment Application, an amount equal to the product of:

(a) the Net Proceeds being offered to be applied to the payment of Senior Indebtedness, multiplied by

(b) a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness at the time of such Transfer determined on a consolidated basis in accordance with GAAP.”

““Rental Expense” means, with reference to any period, the aggregate amount of fixed rentals and other consideration payable by the Guarantor and its Subsidiaries during such period under all leases of property (other than Capital Leases), determined in accordance with GAAP.”

““Revolving Facility” means that certain Credit Agreement, dated as of May 23, 2005, among the Company, the Guarantor, the Lenders named therein and such other Lenders as may become a party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and Harris N.A. (successor by merger to Harris Trust and Savings Bank), as Syndication Agent, as amended by that certain First Amendment to Credit Agreement and Waiver dated as of August 11, 2006, that certain Second Amendment to Credit Agreement dated as of August 6, 2007, that certain Third Amendment to Credit Agreement dated as of November 9, 2007, that certain Fourth Amendment to Credit Agreement dated as of March 10, 2008, that certain Fifth Amendment to Credit Agreement dated as of June 18, 2008 and certain Sixth Amendment to Credit Agreement dated as of July 30, 2008, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.”

““SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.”

““Senior Indebtedness” means the Notes and any other Indebtedness of the Guarantor or its Subsidiaries (including, without limitation, the Primary Senior Debt) that by its terms is not in any manner subordinated in right of payment to any other unsecured Indebtedness of the Guarantor, the Company or any other Subsidiary.”

““SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.”

““Term Facility” means that certain Loan Agreement, dated as of August 8, 2008, among the Company, the Guarantor, the Lenders named therein and such other Lenders as may become a party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, BMO Capital Markets, as Syndication Agent, and Barclays Bank PLC, RBS Citizens, N.A. and U.S. Bank, N.A., as Documentation Agents, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.”

Exhibit A-39

““Third Amendment” means the Third Amendment to Note Purchase Agreement, dated as of the Third Amendment Date, among the Company, the Guarantor and the noteholders parties thereto.”

““Third Amendment Date” means November 21, 2008.”

““Total Assets” means the aggregate of all items which would be listed as assets on a balance sheet of the Guarantor and its Subsidiaries prepared on a consolidated basis in accordance with GAAP.”

““Total Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Guarantor and its Subsidiaries determined without duplication on a consolidated basis.”

““Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, any transfer or issuance of any Capital Stock of a Subsidiary. For purposes of determining the application of the Net Proceeds in respect of any Transfer, the Company or the Guarantor may designate any Transfer as one or more separate Transfers each yielding separate Net Proceeds. In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.”

““Transfer Prepayment Date” is defined in Section 8.8(a).”

““Transfer Prepayment Offer” is defined in Section 8.8(a).”

““Unconditional Guaranty” is defined in Section 12A.1.”

““USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.”

““Voting Stock” of any Person means Capital Stock of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.”

““Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares as required by law and any other shares issued to satisfy other requirements of law with respect to the ownership of the Capital Stock of any Foreign Subsidiaries) and voting interests of which are owned by any one or more of the Guarantor and the Guarantor’s other Wholly-Owned Subsidiaries at such time.”

Exhibit A-40

(s) Schedule 10.7 – Existing Liens. Schedule 10.7 to the Existing Note Purchase Agreement is hereby deleted and a new Schedule 10.5 is hereby added to the Existing Note Purchase Agreement as set forth on Schedule 1 attached hereto.

Exhibit A-41

Schedule 1

Schedule 10.5

EXISTING LIENS

Exhibit A-42

EXHIBIT B

ADDITIONAL REPRESENTATIONS AND WARRANTIES

1.	Organization; Power and Authority.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Guarantor has the entity power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact and, in the case of the Company, to perform the provisions of the Existing Note Purchase Agreement. At the time the Existing Note Purchase Agreement and the Notes were executed and delivered, the Company had the entity power and authority to execute and deliver the Existing Note Purchase Agreement and the Notes.

2.	Authorization, etc.

The Existing Note Purchase Agreement and the Notes have been duly authorized by all necessary entity action on the part of the Company, and the Existing Note Purchase Agreement and the Notes constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Annex I contains (except as noted therein) complete and correct lists (i) of the Guarantor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Guarantor and each other Subsidiary, (ii) of the Company’s and the Guarantor’s Affiliates, other than the Guarantor, the Company and other Subsidiaries, and (iii) of the Company’s and the Guarantor’s directors and senior officers.

(b) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Annex I as being owned by the Guarantor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Annex I).

Exhibit B-1

(c) Each Subsidiary identified in Annex I is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the Existing Note Purchase Agreement, the agreements and other restrictions listed on Annex I and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Guarantor or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

4.	Compliance with Laws, Other Instruments, etc.

The execution and delivery by the Company of the Existing Note Purchase Agreement and the Notes did not, and the performance by the Company of its obligations thereunder do not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Domestic Subsidiary or, to the best knowledge of the Company, any Foreign Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, articles of organization, operating agreement, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Domestic Subsidiary or, to the best knowledge of the Company, any Foreign Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Domestic Subsidiary or, to the best knowledge of the Company, any Foreign Subsidiary.

5.	Financial Statements; Material Liabilities.

The Guarantor has delivered to each Noteholder a copy of the annual financial statements of the Guarantor and its Subsidiaries for the fiscal year ended September 30, 2008 (the “Guarantor Financial Statements”). Such financial statements (including the related schedules and notes) fairly present in all material respects the consolidated financial position of the Guarantor and its Subsidiaries as of September 30, 2008 and the consolidated results of their operations and cash flows for the annual period ending September 30, 2008 and have been prepared in accordance with GAAP consistently applied throughout the period involved except as

Exhibit B-2

set forth in the notes thereto. The Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed to the Noteholders in connection with this Amendment Agreement.

6.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority was or is required in connection with the execution, delivery or performance by the Company of the Existing Note Purchase Agreement or the Notes or is required in connection with the execution, delivery or performance by the Guarantor of this Amendment Agreement (including, without limitation, the Unconditional Guaranty).

7.	Observance of Agreements, Statutes and Orders.

Neither the Guarantor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.	Taxes.

The Guarantor and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (or extensions therefor have been timely obtained), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Company nor the Guarantor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Guarantor and its Subsidiaries have been finally determined by the Internal Revenue Service (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended September 30, 2002.

9.	Title to Property; Leases.

The Guarantor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the Guarantor Financial Statements or purported to have been acquired by the Guarantor or any Subsidiary after September 30, 2008 (except as sold or otherwise disposed of in the ordinary course of business), in each case, with respect to such properties of the Company and its Restricted Subsidiaries (as such term is defined in

Exhibit B-3

the Existing Note Purchase Agreement), free and clear of Liens prohibited by the Existing Note Purchase Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

10.	Licenses, Permits, etc.

(a) The Guarantor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company and the Guarantor, no product of the Guarantor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company and the Guarantor, there is no Material violation by any Person of any right of the Guarantor or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Guarantor or any of its Subsidiaries.

11.	Compliance with ERISA.

(a) The Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans covered by Section 302 of ERISA or Section 412 of the Code (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000,000 in the case of any single such Plan and by more than $1,000,000 in the aggregate for all such Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

Exhibit B-4

(c) The Guarantor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Guarantor and its Subsidiaries is not Material.

(e) All Foreign Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures to comply that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Foreign Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect.

12.	Existing Indebtedness; Future Liens.

(a) Except as described therein, Annex II sets forth a complete and correct list of all outstanding Indebtedness of the Guarantor and its Subsidiaries as of November 14, 2008 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Guarantor or its Subsidiaries. Neither the Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Guarantor or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Guarantor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Annex II, neither the Guarantor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.7 of the Existing Note Purchase Agreement.

13.	Foreign Assets Control Regulations, etc.

Neither the Guarantor nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Guarantor and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

Exhibit B-5

14.	Status under Certain Statutes.

Neither the Guarantor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

15.	Environmental Matters.

(a) Neither the Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Guarantor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Guarantor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Exhibit B-6

Annex I to Exhibit B

Subsidiaries; Affiliates

Exhibit B-7

Annex II to Exhibit B

Existing Indebtedness

Exhibit B-8